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                              COOPERATIVE AGREEMENT

BY AND BETWEEN KIMBERLY-CLARK CORPORATION, NEENAH, WISCONSIN, HEREINAFTER REFERRED TO AS THE CORPORATION, AND THE UNITED PAPERWORKER'S INTERNATIONAL UNION, AFL-CIO-CLC, AND LOCAL 482, HEREINAFTER REFERRED TO AS THE UNION.

THIS AGREEMENT CONTINUES TO GUIDE OUR WORK SYSTEM AND GOVERN THE RELATIONSHIPS AND DEALINGS BETWEEN THE PARTIES UNLESS BOTH AGREE TO CHANGE IT.

SECTION ONE: OUR OPERATING PHILOSOPHY

All employees, the union and the company, at Kimberly-Clark's Lakeview/Badger-Globe facilities, have shared a proud history, made possible by our hard work, determination and commitment to the success of our products in the marketplace. It is a heritage not only to be proud of, but to carry forward and build on. However, our industry and its competitive environment are changing and this demands that we alter the traditional relationships between people and their work. This Philosophy Statement will guide us to create new and more productive relationships as we face the challenges of today and tomorrow. It will help us build on our strengths, and focus on setting the directions and taking the required actions that will result in the continuous improvement necessary to ensure our future as envisioned by the founding fathers at this, the birthplace of Kimberly-Clark Corporation. It will make Lakeview/Badger-Globe an effective and rewarding place to work.

BUSINESS OBJECTIVE

Our business objective is to manufacture and distribute products which satisfy the needs and expectations of our customers as they perceive them and to do this better than any other company or Kimberly-Clark location. Our customers include those who buy and use our products, the corporation's stockholders and employees, the business sectors we serve, and society. Ultimately, customer satisfaction determines our success. Only satisfied customers provide job security.


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VALUES

Our business objective can only be obtained by mutually establishing a work place based on the following values:

Safety

Both parties to this agreement support the concept that safety is a joint responsibility and each individual is ultimately responsible for his/her own safety. Local 482 and Lakeview/Badger-Globe are pledged to cooperate fully to support the letter and spirit of the following: "We are equally committed to safety in the workplace. Working safely should be our number one priority at all times at Kimberly-Clark. In fact, nothing is more important than safety. There is no production goal, there is no cost or time-saving measure and there is no competitive advantage that is ever worth an injury of any kind. In other words, our goal is an accident-free workplace. This goal is difficult, but can be accomplished by providing continuing employee education on safe operating practices and by ensuring that our work environment meets or exceeds all governmental requirements for health and safety" (taken from Kimberly-Clark's Code of Conduct dated May 1994).

People

People in our operations are trustworthy, deserving of respect, and committed to the success of the business. They take pride in work well done and want to perform to the best of their abilities. People are most effective when they have influence on all issues affecting them. We recognize the need for our people to have a rewarding lifestyle at work, at home, and in the community at large.

The most productive relationships are based on mutual respect, openness, and cooperation in which differences in status are minimized, people are recognized for their ideas and their achievements, there are no limits placed on the contributions they make, and teams of individuals work together effectively with minimal direction.

Work Design

The most effective work designs are those which create and encourage teamwork by making certain that individuals and


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teams have the necessary information, competency, self-sufficiency, freedom and responsibility to make decisions and take action to achieve common goals. People perform at their fullest potential when they are a part of creating their vision and direction, when they know their role, and when their work is challenging, meaningful, flexible, and when their tasks are focused on specific business objectives.

Conflict

In order to reach the best possible decisions, where all points of view are considered, an atmosphere in which questioning and openly discussing differences is encouraged and valued. Opposing views, handled in a problem-solving manner, result in better, more balanced solutions by ensuring that a full spectrum of ideas has been considered and developed.

Teams/individuals are expected to resolve conflict. Informal one-on-one discussions are recommended as the first step. If unsuccessful, one of the following procedures will be used: Co-worker Issue Resolution, Issue-Resolution
- - Section Six, or Local 482 Trial and Appeals Process.

Learning and Skill Development

Learning and skill development are critical because we understand that change is continual. People have both the right and the accountability to learn and practice the skills needed to perform tasks safely and proficiently. The needed learning opportunities to promote long-term development and continued growth for our people and the company will be provided.

Communications

Successful communication is the cornerstone of a strong organization. The most productive communication is continuous, timely, open, direct, and occurs where actions are consistent with communications. People need accurate and prompt feedback on both operating and personal levels to be effective members of the organization. People make good decisions when provided with the necessary training and information to know and understand their jobs. To promote


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commitment, ownership, and understanding of the business, vital information will be shared. Everyone's contribution counts.

Continuous Improvement

The application of this operating philosophy is a process which will evolve as changes occur and as learning and experience are gained. This requires a climate in which problems are identified and resolved early, and setbacks are viewed as valuable learning experiences. This process should promote creative initiative, innovation, and the generation of new ideas essential for business success.

The union and the company are committed to an ongoing dialogue to ensure continuous improvement in everything we do.

SECTION TWO: PRINCIPLES OF TEAM ORGANIZATION

A. Lakeview/Badger-Globe is organized into business units to encourage a focus on teamwork, innovation, and process improvement around a complete process, product, or business.

B. Business unit structure will not limit or restrict individual or group contributions to the unit.

C. Business units are designed around team(s) which possess the following characteristics:

     1. Team has complete task: input transformation or production output so that a product or service is produced.

     2. The work is designed so that team members cooperate in order to complete tasks, make a unique contribution to results, and work in proximity such that team identity is maintained and observable.

     3. Team members will have the necessary knowledge and skills to complete a whole task.

     4. Teams will be self-sufficient, with as few support tasks as possible outside of operating teams.

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     5.   Team members and hourly leaders will have responsibility and authority to determine who does what by when for daily activities, and will participate in decision making and goal setting for the teams and business unit. Team members are expected to take direction from designated leadership.

     6. Everyone on a team must possess some minimum number of skills and demonstrate the flexibility to utilize those skills on a regular basis, focusing on the process/business unit rather than a job or task.

     7. The training process is continuous and includes a team-building curriculum.

     8. The compensation system is designed to encourage and reward the development and utilization of multiple skills.

     9. Teams will give and receive accurate and timely information about results, operating standards, and new developments.

D. In order to effectively manage our business we need productive daily team meetings. The format and content will vary to meet the specific needs of individual business units and teams.

E. Operating schedules will be designed to meet business needs and employee preferences to the extent possible.

F. Teams are expected to develop new, innovative approaches to problem solving and decision making.

SECTION THREE: SENIORITY AND SERVICE

A.   Seniority

     1. Definition: Seniority refers to the rank order of bargaining unit employees relative to other bargaining unit employees. Rank order is determined by the time spent with the Lakeview/Badger-Globe Mill, Business Unit, and Team. Mill seniority is retroactive to the employee's start date on the hourly payroll.



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     The following definition of team seniority will be applied across the facility:

     Team seniority will refer to the rank order of an entire business unit team (all shifts) in a particular function, i.e., Diaper Plant business unit has an operations team, stores team, and quality team. Badger-Globe business unit has a manufacturing team, converting team, and utility team.

     Shift crews will be rank ordered according to team seniority. Employees who change shift crews within a team will carry their team seniority with them.

     Employees who join the team from another team within the business unit or from another business unit will be assigned to the last position on the team seniority list. (Exception: All maintenance tradespersons within Lakeview/Badger-Globe are considered one team. Maintenance employees transferring from one business unit to another carry their maintenance team seniority with them.)

2. Principles: The corporation has the responsibility to determine who and how many persons it will employ. New hires will have a ninety (90) calendar day probationary period. Probationary, temporary, and summer employees do not accrue seniority during their probationary, temporary, and summer employment. Mill seniority prevails if business unit and team seniority are equal.

3. An employee absent due to illness or off-duty accident who returns to work within one (1) year shall be returned without loss of seniority. In unusual cases, by specific agreements of the parties, an employee's seniority can be protected beyond the one (1) year without loss of seniority. An employee absent due to an on-duty accident shall be returned to work without loss of seniority, regardless of the length of the absence. This time off shall be included in computing service time and seniority as if it were time worked.

     Employees temporarily transferred outside of the bargaining unit shall have their seniority protected for a


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                                                                           --7--

     period established by agreement between the union president and management.

B.   Service

     Service is defined as the actual time spent employed by Kimberly-Clark Corporation. Service is considered broken by discharge or resignation. For purposes of computing vacation privileges and other benefits for which continuous employment is a factor, service is not broken by absences due to off with permission, authorized leave, certified leave of absence, illness, military service, or layoff. However, the actual time spent on certified leave of absence (as defined in Section 12) or a layoff in excess of 30 days will be excluded in computing length of service.

     The period of absence during any layoff shall be excluded in computing pension service in accordance with the Kimberly-Clark Corporation Hourly Employees' Standard Retirement Plan.

SECTION FOUR: TRANSFER PROCEDURE

When permanent vacancies exist, the following procedure will be used:

A. The vacancy will first be filled from within the business unit based on business unit seniority and providing the employee can successfully perform the necessary minimum skill blocks.

B. If the vacancy is not filled from within the business unit, the vacancy will be announced (via posting) to all LV/BG facilities including the Lakeview Feminine Care Plant. Informational meetings will be held to discuss specifics of the position(s). A minimum of two informational meetings will be held, the second meeting being held at least 48 hours prior to the end of the posting period. The posting period will be for 10 calendar days. Employees who wish to transfer must call the facility contact by the designated date/time specified on the posting, and place their name on the posting list. When an employee places their name on the posting list, they have accepted the vacancy if they are one of the senior qualified employees. Employees will


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     not be able to remove their name from the list. Employees can place their names on as many posting lists as they wish. Notification will be sent to each business unit regarding who responded to the posting and the employees who filled the vacancy. Positions not included within the current transfer procedure will be handled through jointly developed posting procedures (e.g. trades apprentice). Employees must have six months of mill seniority before being eligible for signing on the transfer procedure. Employees will be selected on the basis of their mill seniority, past performance, the ability to perform the necessary minimum skill blocks for that business unit, and in the case of the Lakeview Feminine Care Plant, the ability to meet selection criteria.

C. Involuntarily transferred employees displaced from their business unit due to reductions will be given priority placement on the business unit transfer list from which they were displaced. Involuntarily transferred employees will be displaced by business unit seniority. These employees will select from available vacancies by mill seniority. Employees involuntarily displaced from more than one business unit will have one priority placement choice. These displaced employees will accumulate seniority in the new business unit on the effective date of the first transferred employee. When permanent vacancies exist, these employees will be given one opportunity to return; if they decline they will lose their priority position.

D. Employees with long-term, substantiated medical limitations will be given priority consideration for selection and placement.

E. Vacancies created by a mill layoff will be filled by this transfer procedure.

F. Physical transfers should be made within six weeks unless unusual circumstances arise; then a consensus action plan will be developed between union and management representatives. Team/business unit seniority begins on the effective date of the first transferred employee. An employee who is unable to perform the duties within the new business unit because of substantiated medical limitations may return to the former business unit with no loss of seniority within a period of thirty days of the transfer date.


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G.   The intent of the company is to staff new Lakeview/Badger-Globe operations, where possible, with current bargaining unit employees. The selection process for staffing new or expanded Lakeview/Badger-Globe operations will be discussed in advance.

     Where no permanent vacancies exist, the following procedure will be used:

     Excess employees will be loaned out to other business units by business unit seniority. Loaned employees will select from available business units by mill seniority. Loaned employees will maintain their pay rate and will not accrue seniority in the new business unit.

SECTION FIVE: MILL LAYOFF AND RECALL

A.   Mill Layoff and Recall -- Lakeview/Badger-Globe

     1. When a reduction in the workforce is required and no alternative to a layoff is found, employees will leave Lakeview/Badger-Globe in reverse order of their mill seniority. Employees with maintenance skills needed to maintain the business may be retained outside of mill seniority order. Lakeview/Badger-Globe employees are not eligible to displace Lakeview Feminine Care Plant employees. Alternatives to consider would include voluntary layoff by mutual agreement.

     2. Vacancies created by junior employees being laid off will be filled by utilizing the transfer procedure applied to Lakeview/Badger-Globe employees.

     3. Employees will have recall rights of two years (probationary, summer and temporary employees do not have recall rights).

     4. Lakeview/Badger-Globe employees in layoff status will have first opportunity to openings in Lakeview/Badger-Globe before going to Lakeview Feminine Care Plant employees on the transfer list or hiring. Lakeview/Badger-Globe employees will be recalled in the order of their mill seniority (Exception: Employees with maintenance skills needed to maintain the business may be recalled outside of mill seniority order).


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     5.   Prior to hiring, Lakeview Feminine Care Plant employees in layoff status will have priority consideration to openings in other business units, in accordance with the transfer procedure.

     6. Employees will return to work with no rights to their former business unit.

     7. Lakeview/Badger-Globe employees' recall rights will be fulfilled when they have been given the opportunity to return to Lakeview/Badger-Globe. Lakeview/Badger-Globe employees may turn down Feminine Care Plant openings without losing their recall rights.

     8. The employee will be notified of an opportunity for recall by registered mail sent to the last address furnished to the mill. The employee will be given seventy-two (72) hours after receipt of the recall notice to notify the mill of the employee's intent to return to work and two (2) weeks to actually report for work, unless the period is extended by the business unit. Failure to comply with either of the above will result in the loss of the employee's recall rights.

B.   Mill Layoff And Recall -- Lakeview Feminine Care Plant

     1. When a reduction in the workforce is required and no alternative to a layoff is found, employees will leave Lakeview Feminine Care Plant in reverse order of their mill seniority. Employees with maintenance skills needed to maintain the business may be retained outside of mill seniority order. Feminine Care employees are not eligible to displace Lakeview/Badger-Globe employees. Alternatives to consider would include voluntary layoff by mutual agreement.

     2. Vacancies created by junior employees being laid off will be filled by utilizing the transfer procedure applied to Lakeview Feminine Care Plant employees.

     3. Employees will have recall rights of two years (probationary summer and temporary employees do not have recall rights).


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     4.   Lakeview Feminine Care Plant employees in layoff status will have first opportunity to openings in the Lakeview Feminine Care Plant before going to Lakeview/Badger-Globe employees on the transfer list or hiring. Lakeview Feminine Care Plant employees will be recalled in the order of their mill seniority. (Exception: Employees with maintenance skills needed to maintain the business may be recalled outside of mill seniority order.)

     5. Prior to hiring, Lakeview/Badger-Globe employees in layoff status will have priority consideration to openings in the Lakeview Feminine Care Plant, in accordance with the transfer procedure.

     6. Employees will return to work with no rights to their former business unit.

     7. Lakeview Feminine Care Plant employees' recall rights will be fulfilled when they have been given the opportunity to return to the Lakeview Feminine Care Plant. Lakeview Feminine Care Plant employees may turn down Lakeview/Badger-Globe openings without losing their recall rights.

     8. The employee will be notified of an opportunity for recall by registered mail sent to the last address furnished to the mill. The employee will be given seventy-two (72) hours after receipt of the recall notice to notify the mill of the employee's intent to return to work and two (2) weeks to actually report for work, unless the period is extended by the business unit. Failure to comply with either of the above will result in the loss of the employee's recall rights.

SECTION SIX: ISSUE RESOLUTION

A.   The Company and the Union have established the following principles:

     1. Informal handling of grievances and other conflicts within the framework of our agreements.

     2. Expeditious investigation and disposition of such grievances or conflicts.


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In the event a conflict occurs, the parties concerned will use the following procedure (Exception: Disciplinary action involving discharge will be referred directly to Step 3.):

Step 1: FACT-FINDING REVIEW AND RESOLUTION

The involved parties will meet to discuss the issue, ascertain all facts, and make a genuine attempt to resolve it. This may necessitate more than one meeting using whatever resources are available. The individual(s) involved should be present at these meetings. A facilitator should be utilized on an as-needed basis to aid in mutually resolving the issue. The facilitator, by mutual agreement, can be any hourly or salaried person possessing the necessary skills.

Resolutions that arrive out of conflicts involving this or other union-management agreements will be covered with the appropriate union-management representatives.

Step 2: INFORMAL RESOLUTION

If the conflict has not been resolved in Step 1, the business unit leader and the union area vice-president will meet with the parties involved in Step 1 and be apprised of all pertinent facts.

A mutually agreed-upon facilitator may be utilized in all discussions to aid in resolution.

Normally, it is expected that Step 1 and Step 2, if needed, would be completed within one week.

Any resolution resulting from the informal discussion portion of this procedure need not be precedent setting.

Step 3: FORMAL RESOLUTION

Issues that were not resolved in Steps 1 or 2 may be submitted to the business unit leader (in writing) within five (5) working days (excluding Saturdays, Sundays, and holidays).


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Procedure:

     The mill/plant manager or representative, a representative of the international union, and the local bargaining committee shall discuss the issue. These parties may be assisted by such mill personnel as appropriate. The agreed-upon facilitator, if utilized in Step 2 of the informal discussion, may also be utilized in the formal discussions. If the parties are unable to agree upon a satisfactory settlement within ten (10) working days (Saturdays, Sundays, and holidays excluded) from the date of referral, the grievance may be submitted to the impartial arbitrator as outlined below.

     When circumstances warrant, the time limits specified may be extended by agreement between the parties.

SECTION SEVEN: ARBITRATION

A. Either party desiring to arbitrate a grievance which has not been settled satisfactorily according to the provisions of Issue Resolution, shall notify the other party in writing within twenty (20) days (Saturdays, Sundays, and holidays excluded) of the completion of step three of the Issue Resolution procedure, unless extended by agreement between the parties.

B. The Union and Corporation shall endeavor to select the impartial arbitrator by mutual agreement within ten (10) days after request for arbitration has been received. For such purpose, each party shall submit to the other party a list containing the names of at least three (3) persons considered qualified to serve in such capacity.

C. If the parties are unable to reach mutual agreement in the selection of the impartial arbitrator, the parties shall then jointly request the Federal Mediation and Conciliation Service to submit a panel of five (5) qualified arbitrators from which the impartial arbitrator may be selected. In the first arbitration case which arises between the parties, the Union shall first strike two (2) names and the Corporation shall then strike two (2) names, and the one (1) name remaining shall be selected as the impartial arbitrator. In subsequent arbitrating cases which arise,


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     the right of initially rejecting any two (2) of the five (5) names submitted shall alternate between the parties.

D. It is understood that the function of the arbitrator shall be to interpret and apply this Agreement and any supplements to the Agreement. The arbitrator has no power to extend the duration, add terms or provisions, arbitrate a dispute concerning a general wage adjustment, nor to enlarge his own jurisdiction except upon mutual consent of the Corporation and the Union.

E. The decisions of the arbitrator concerning any matter properly arising out of this Agreement shall (if not contrary to state or federal law) be final and conclusive upon the employees, the Union, and the Corporation.

F. Each party shall bear the expense of preparing and presenting its own case, including witnesses and attending employees, before the arbitrator. The fees and expenses of the arbitrator shall be borne equally by the parties to this Agreement.

SECTION EIGHT: HOURS OF WORK

A.   Definitions

     1.   A shift worker is an employee whose schedule involves rotation.

     2. A day worker is an employee whose schedule does not rotate and whose regularly scheduled hours every week fall between 5:30 a.m. and 7:30 p.m.

     3. A night worker is an employee whose schedule is such that more than one-half of the regularly scheduled hours each week fall between 6:00 p.m. and 6:00 a.m.

     4. A mutual agreement is an arrangement approved in advance by the crew in which qualified employees agree to change hours or shifts within the same week and where no other additional premiums are caused.


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B.   Daily, Weekly Schedules

     The basic work week for five-day workers is Monday through Friday, for seven-day workers it is Monday through Sunday. The basic daily schedule will be 8 1/2 hours per day and will include a daily team meeting and thirty (30) minutes of unpaid relief period, with no fixed or designated lunch time.

     Unusual production schedules will be discussed with the appropriate management and union representatives.

     Employees should not be expected to work more than 12 1/2 hours in any 24-hour period. Crews will agree on how to provide coverage. For pay purposes, the work day (24-hour period) and the work week will begin with the regular starting time for the crews.

     The necessary facilitating services to support Saturday, Sunday, and holiday operations will be provided.

C.   Relief Periods

     Employees who are on 8 1/2 hour schedules will receive fifteen (15) minutes of paid relief time and thirty (30) minutes of unpaid relief period, with no fixed or designated lunch time.

     Employees scheduled to work beyond their regular workday will be provided a fifteen (15) minute paid relief for every four (4) additional hours scheduled.

     Employees who are eligible to receive inconvenience pay or who are held over or called in/second round trip on Sunday or their day-of-rest will be provided with a paid relief period.

D.   Business Meetings

     1.   Voluntary

          Voluntary meetings outside of employee's regular work schedule will be paid at time and one-half rates. The call time, second round trip, and pay for work on scheduled days off provisions of this agreement are not


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          applicable to these meetings. These hours will be offset against FLSA overtime. Employees who voluntarily change their work schedule to attend a meeting will be paid at straight time rate unless weekly or daily overtime applies.

     2.   Required

          From time to time, business meetings, including training, may require the attendance of the full crew. Employees who attend these required meetings will be paid at time and one-half rates for the actual hours spent in the meeting if it is scheduled outside of the employee's regular working hours or on the employee's scheduled day of rest. The call time, second round trip, and pay for work on scheduled days off provisions of this agreement will apply to meetings which require attendance of the full crew. These meeting hours will not be offset against FLSA overtime for seven-day shift workers.

          Employees will be required to attend meetings called by the team or business unit except when they are off work due to vacation, illness, leave of absence, accident, union business, or when they are excused by the crew. Meetings in which the attendance of the full business unit is required will be scheduled no more than once a quarter.

E.   Collective Bargaining Meetings

     Employees attending meetings with the company to negotiate a renewal, amendment, or modification of this cooperative agreement, or a general wage level change, will be paid a daily allowance of eight (8) hours per day at the employee's straight-time rate. Shift workers may elect to be off work the day before or the last day of the bargaining session and will receive the daily allowance for that meeting.

     Union representatives and employees will be compensated for attendance at issue resolution meetings (as outlined in Section Six) if they would otherwise be at work.

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F.   Travel and Work Outside of the Mill

     Employees traveling on company business (more than 30 miles from the mill) on their regularly scheduled work day will be paid for travel time up to a maximum of eight hours in addition to hours worked. If travel time plus hours worked is less than eight (8), the employee will receive eight hours of pay.

     Employees traveling on a scheduled off-day will be paid straight time for actual travel time up to a maximum of eight hours of pay, unless weekly or Sunday premium applies.

     Employees working on company business outside of the mill on a regularly scheduled work day will be paid for actual hours worked, or eight hours, whichever is greater. Employees working outside of the mill on company business, on a nonscheduled workday, will be paid only for hours worked at the applicable rate.

G.   Reporting Time

     Employees who have not received at least two hours notification that their services are not required for their regularly scheduled day or shift will receive a minimum of four hours' work or, if no work is available, be given two hours of pay. Pay will be at the employee's regular rate, with premium rates applicable to work on Sundays and holidays.

SECTION NINE: PAY AND BENEFITS

A.   SKILL-BASED PAY

     1.   Definition/Principles

          In the Lakeview/Badger-Globe skill-based pay system, employees are compensated for the job related skills they possess and can demonstrate rather than the work assignment they are performing. For pay purposes, groups of skills are organized into skill blocks. Once an employee has demonstrated competency on a skill block and has performed those skills for a period of time (mastery period), they will be paid for possessing


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          that skill as long as they maintain mastery and are performing or applying those skills on a regular basis. Skill-based pay systems have evolved and are applied differently in each business unit to best meet the needs of that business unit. The specific rates of each business unit's pay system are described in Section Seventeen.

     2.   Hiring Rate

          New employees, except summer hires and temporary employees, will receive the following rates:

               Starting Rate            Effective Date
               -------------            --------------

                  $12.53                    6/1/95
                  $12.91                    6/1/96
                  $13.30                    6/1/97
                  $13.70                    6/1/98
                  $14.18                    6/1/99

          After satisfactory performance of ninety (90) days, employees will receive the following rates and will be eligible for the skill-based pay.

                   Rates                 Effective Date
                   -----                 --------------

                  $13.44                    6/1/95
                  $13.84                    6/1/96
                  $14.26                    6/1/97
                  $14.69                    6/1/98
                  $15.20                    6/1/99

          Temporary employees will be paid ninety percent (90%) of the starting rate. Summer hires will be paid $9.50 throughout their period of employment.

                  Maintenance Tradespersons' starting rate is:

Start          30-day         60-day         90-day              Effective Date
- -----          ------         ------         ------              --------------
                                             tradespersons
                                             base rate

$16.15         $16.74         $17.33         $17.94                6/1/95
$16.63         $17.24         $17.85         $18.48                6/1/96
$17.13         $17.76         $18.38         $19.03                6/1/97
$17.64         $18.29         $18.93         $19.60                6/1/98
$18.26         $18.93         $19.60         $20.29                6/1/99

                                                                          --19--


          All tradespersons including new hires are eligible for the maintenance continuity block, in addition to base rate, after they meet the two year requirement.

     3.   Assessment and Qualification

          The qualification process for acquiring skill blocks will include five steps: training, competency assessment, mastery, mastery assessment, and follow-up. Employees will receive the pay for a skill block after they have trained on the tasks associated with a skill block, have spent a minimum mastery period practicing these skills, and have demonstrated mastery of that skill.

          a.   Training

               Training periods will not be fixed, but will be based on business unit requirements and on an individual's capacity to learn a particular skill. Opportunity to train will be based on team seniority, ability to successfully perform the skill, and the distribution of required skills within the team.

          b.   Competency Assessment

               Employees will be assessed prior to the beginning of their mastery period to demonstrate the tasks on the skill checklist safely, efficiently, and effectively.

          c.   Mastery/Reassessment

               Once an employee has demonstrated the ability to competently perform the skills on the skill checklist, they will begin a minimum mastery period. During this period, the employee will be expected to develop and utilize the skill on a regular basis. After completing this mastery period, the employee will be reassessed. Once the employee has been reassessed and has demonstrated mastery, the pay associated with the skill block will be rewarded. An employee may not be in a mastery period in more than one skill block.

               If an employee is off work 30 consecutive days or less, that time will be credited toward the mastery period or

- --20--

               time/grade system. Time off exceeding 30 consecutive days (excluding vacations) will not be credited toward mastery or time/grade system.

          d.   Follow-up

               To maintain the rate of pay associated with all skill blocks, employees must maintain mastery and perform the skills on a regular basis. Follow-up assessments may be required of employees to demonstrate ongoing mastery. Employees who are unable to demonstrate such mastery will lose the pay for the skill block.

     4.   Transfers

          The following principles will apply to the treatment of skill-based pay in transfers or other movement.

          a.   Voluntary Transfer from Team to Team

               Employees returning to a former team within two years will transfer in at the entry rate [$13.44 eff. 6/1/95, $13.84 eff. 6/1/96, $14.26 eff. 6/1/97, $14.69 eff. 6/1/98, $15.20 eff.
               6/1/99]. During the first 30 days on the team, employees will be assessed on the skill blocks they previously held. Training and mastery periods will be waived for any previously held skill blocks the employee can perform completely, and the employee will receive the pay associated with these skill blocks retroactive to the date of transfer. Employees returning to a former team after two years will not be given credit for any skill blocks they previously held. Maintenance tradespersons voluntarily transferring to a different business unit (Lakeview Mill, LVDP, LVFCP, BG and KCWest) will have their rate returned to the base rate for a two year period. If an employee transfers and returns to the same business unit within two years, the maintenance continuity block will be restored. This restriction will be discussed as a separate issue for new or expanded facilities.

                                                                          --21--

          b.   Involuntary Transfer -- Team to Team

               When an employee is involuntarily transferred from one team to another, they will have their rate maintained for a period of one year from the date of transfer if a rate reduction would ordinarily result. During this period, employees will receive wage increases only when the pay for the skill blocks attained in the new team equals or exceeds the retained rate. After one year the employee will be paid for those skills that they have mastered in the new team. (Exception: see employees returning to former team.) The rate of involuntarily displaced maintenance tradespersons will be maintained for a period of one year from the date of transfer. Time spent during this involuntary displacement will be credited toward the maintenance continuity block.

     5.   Physical Limitations -- On Duty

          When an employee cannot perform all the skills for which they are being paid due to a work-related physical limitation, they will have their current rate maintained for up to 30 days from the date of the limitation. If the limitation is greater than 30 days and the team can utilize the individual, the employee will receive pay for those skill blocks which they are able to fully perform as determined by the assessment process.

          Once physical restrictions have been lifted, employees will receive the pay for skill blocks relinquished during the period of limitation providing they can demonstrate mastery on those blocks.

     6.   Rate Adjustments

          When significantly new skills are required to perform the work in a business unit, or when the current skills are rendered obsolete, management and union may discuss the anticipated change in the area work design and the skill-based pay system.

- --22--


          a.   New or Changed Skill Blocks

               If new or changed skill blocks are required, the area vice-president and business unit manager may negotiate a pay rate based on a comparison of similar skills, across and within the Lakeview/Badger-Globe Mill. Rates negotiated will be retroactive to the date of the change to the skill-based pay system, but not to exceed 180 days. The establishment of new rates will not be a subject of arbitration.

          b.   Obsolete Skills

               When current skills are judged to be obsolete, affected employees shall receive the pay for that skill block for a period of one year from the date the skill became obsolete.

B.   PREMIUM PAY

     1.   Monday through Saturday Overtime

          Overtime will be paid at time and one-half for all time worked in excess of the basic schedule of eight (8) hours per day or weekly hours in excess of forty (40), whichever is greater, but not both.

     2.   Sunday and Holiday Premium

          Double time will be paid for work performed during a twenty-four (24) hour period on Sundays and holidays. Employees scheduled to work on a Sunday or holiday will receive a minimum of three (3) hours at the premium rate, exclusive of work that carries over into their next regular shift.

          Weekday overtime does not apply to hours worked on Sundays or holidays except when the basic daily schedule on a Sunday or holiday is worked and the employee continues to work consecutive hours into the next work day. When this occurs, the employee will be paid week day overtime of time and one-half for the hours worked after the Sunday or holiday premium period. This is not applicable unless the hours worked are consecutive hours.

- --23--

     3.   Night Differential

          For day workers, a night work differential of forty cents (40 (cent)) per hour (45 (cent) eff. 6/1/97) shall be paid for all hours worked between the hours of 6 p.m. to 6 am., except as described in the section on temporary change in work schedules.

          For employees on eight (8) hour shift schedules, a twenty-five cents per hour (25(cent)) night differential will be paid for work performed on the "B" shift and a forty cents per hour (40(cent)) (45(cent) per hour eff. 6/1/97) differential will be paid for work performed on the "C" shift.

     4. Temporary Changes in Daily or Weekly Work Schedules (This applies only to day workers and shift workers who are moved to days for more than a week).

          A temporary change from day to night work is one which does not extend through one (1) workweek. If the temporary change continues into the next workweek, it will not be considered as a second change in schedule but a continuation of the original change. Payment for temporary changes in schedule will be as follows:

          a. Time and one-half will be paid for the first two (2) days (excluding Sundays and holiday) for hours worked between 6:00 p.m. and 6:00 a.m. The premium pay of time and one-half for two days will not be offset against overtime payable under FLSA.

          b.   No night differential will be paid during a change in schedule.

     5.   Call Time/Second Round Trip

          Call time is applicable when employees are asked to work hours in addition to their regular schedule, and the employee is not in the mill when the request to work additional hours is made. The mill/plant entrance is the point of reference for being in or out of the mill.

          Second round trip is applicable when employees are called or scheduled to make an additional round trip to the mill during the same day.

- --24--


          The following guidelines explain the premium time associated with call time or second round trip.

          a. If the time worked on the call is greater than two hours = two hours of call time at straight time rates plus time and one-half for hours worked. (Exception: Sunday and holiday hours worked are paid at double time.)

          b. If the time worked on the call is less than two hours = two hours of call time at straight time rates plus two hours of minimum pay. (Exception: Sunday or holiday pays two hours of minimum pay at double time.)

               Call time and second round trip provisions do not apply when coming into the mill to remove a lockout lock, or attend a meeting or fire brigade training.

     6.   Pay for Work on Scheduled Days Off

          Time and one-half will be paid for any hours worked on an employee's scheduled day of rest. This premium pay will not be offset against overtime payable under FLSA. This applies to seven-day swing operations only.

          All employees scheduled in advance to come in for work on their scheduled off-day will be allowed a minimum of four (4) hours of pay when the pay for the actual time worked is less than four (4) hours. This minimum allowance does not apply to work which begins prior to and extends into the employee's next scheduled shift, or to holdover work from the employee's previous shift.

          These provisions are not applicable to voluntary meeting hours.

     7.   Distribution of Overtime

          The opportunity for available overtime work will be distributed among qualified employees in each business unit. Business units will determine guidelines for distribution in their respective teams.

                                                                          --25--


C.   INCONVENIENCE PAY (effective 11/1/95)

     When employees work the following overtime hours inconvenience pay will be applicable:

     1.   Eligible hours

          The following hours worked will be accumulated for each November 1 through October 31 time period:

          a.   Employees called in -- see Section Nine B5.

          b.   Additional round trip -- see Section Nine B5.

          c. Employees held over beyond their scheduled quitting time (Emergency Holdover).

          d.   Inconvenience pay does not apply to Sundays or days of rest.

     2.   Pay Calculation

          Total hours accumulated in C.1 above will be multiplied by $2.20.

     3. Payment will be made by November 15 following the November 1 through October 31 time period.

     4. In no case shall employees receive inconvenience pay for holdovers when notified prior to leaving the mill on their previous workday, or if they are absent due to accident, illness, permission off, or a mutual agreement and they are notified when they normally would have been at work.

D.   SEVERANCE PAY

     Severance pay is applicable to layoffs due to lack of work. It is not applicable to interruptions of operations due to fire, flood, strikes, or curtailment of service.

     After ninety (90) days from the date of layoff, an employee will receive a payment equal to seventy-five dollars ($75) for each full year of employment.

- --26--


     Should the employee return to work, the period of employment on which the severance pay is based will be excluded in determining future severance pay.

     No severance pay will be paid to an employee who accepts or rejects an opportunity to return to work within ninety (90) days of the date of layoff.

E.   FUNERAL PAY

     1.   Eligibility

          Employees will be compensated for time lost from their scheduled hours of work associated with the funeral of an immediate family member or relative.

          In the event of an absence due to a death in the immediate family or relative (spouse, son or daughter, mother or father, father-in-law or mother-in-law, brother, sister or grandparent of the employee), the employee may receive up to three days of pay associated with the funeral.

     2.   Pay

          Employees will be paid at straight time for their scheduled hours for the day(s), excluding overtime. Funeral pay will not be counted as time worked for the purpose of overtime computation. The employee shall apply for funeral pay upon return to work.

F.   JURY DUTY

     1.   Eligibility

          Employees required to serve on any municipal, county, state, or federal jury or subpoenaed to appear at one of the above hearings will be excused for such service.

     2.   Pay

          Employees will be entitled to reimbursement for the difference between pay received for court service, excluding expenses, and the employee's basic scheduled hours per day, excluding overtime.

                                                                          --27--

          Employees must present a signed statement to their crew from the court showing the day(s) served and the amount of pay received in order to be eligible for pay.

          Employees whose regular schedule is the "C" shift the day preceding a necessary court appearance will have the option of being scheduled off either the day preceding or the day of the appearance.

G.   BENEFITS

     1.   General

          Employees will be eligible for the following benefits as applicable to Lakeview/Badger-Globe bargaining unit employees. Summer hire and temporary employees are excluded from all benefits except the Retirement and Incentive Investment Plan.

          a.   Kimberly-Clark Corporation Hourly Employees' Standard Retirement
               Plan

          b.   Kimberly-Clark Corporation Group Life Insurance Plan

          c. Kimberly-Clark Corporation Group Dental Insurance Plan or Care Plus Dental Plan

          d. Kimberly-Clark Corporation Managed Care Plan or Health Maintenance Organization(s)

          e.   Kimberly-Clark Hourly Employees' Incentive Investment Plan

          f.   Military Service and Military Leave benefits

          g.   Sickness and Accident Plan

          h.   Long-Term Disability Plan

          Details of each benefit are available to all employees.

     2.   Clothing

          Where the corporation requires the wearing of uniforms, such uniforms will be furnished and laundered.

- --28--


     3.   Safety Shoes

          In the interest of promoting safety, the corporation agrees to contribute up to ninety dollars ($90) (one-hundred $100 6/1/97) per contract year towards the purchase of employees' safety shoes providing the shoes are purchased from the safety shoemobile or designated vendor.

SECTION TEN: VACATION

A.   Eligibility

     Employees will become eligible for paid vacation according to the following schedule:

                                  Weeks of paid              Number of weeks
                                 vacation during             can be taken as
Years of Employment               calendar year          day-at-a-time vacation
- -------------------               -------------          ----------------------
         1                              1                           1
         3                              2                           1
         8                              3                           2
        12                              4                           3
        18                              5                           4
        25                              6                           4

B.   Vacation Pay

     1. Vacation pay will be forty-eight (48) hours per week. Pay will be at the employee's straight time hourly rate. Exception: Night work employees on paid vacation will be paid the night differential for their regularly scheduled shift.

     2.   One week of day-at-a-time vacation equals six (6) days.

     3.   Vacation taken day-at-a-time will be paid at eight (8) hours.

     4.   Employees with eight (8) or more years of service are eligible for one
          (1) week of pay for unused vacation. Payment will be made in February of the following year based on the employee's December 31 pay rate.

                                                                          --29--


C.   Administration

     1. Team vacation liability should be managed in consideration of employee preferences and business needs.

     2. Vacations/days off shall be scheduled by mill seniority by the business unit crews.

     3.   Vacation will not be cumulative from year to year.

     4. Employees who become eligible for vacations in the calendar year may take vacation prior to their anniversary date but will not be entitled to vacation pay until their anniversary date.

     5. On the last day of the calendar year an employee becomes eligible for the vacation for the next calendar year.

     6. Any employee in layoff status for more than thirty (30) days will have the period of time in layoff status excluded in determining vacation eligibility.

     7. Employees eligible for paid vacation who leave the payroll will be paid for unused vacation for that calendar year. Employees laid off will be given the option of receiving vacation pay at the time of the layoff or at the time scheduled for vacation.

     8. When an employee attends collective bargaining meetings during their scheduled vacation, the employee will be eligible for the bargaining allowance and their vacation will be rescheduled.

     9. In cases of transfers, crews will make every effort to honor the vacation dates the employee had originally signed for.

     10. Unless otherwise agreed to the following principles should apply in signing for vacations.

          a. First two weeks -- employees may sign for two weeks on their first sign-up date.

          b.   Remaining weeks -- employees may sign up for each

- --30--


               remaining week one week at a time until all vacation weeks have been exhausted.

          c. Day-at-a-time vacations -- employees may sign for two days on their first sign-up. They may then sign for single days until their day-at-a-time vacation has been exhausted.

          d. Vacations must be signed during the annual sign-up period. Vacations may be changed by approval.

          e. Crew vacations/days off should be scheduled in the following order:

               1.   Weekly vacation
               2.   Personal holiday
               3.   Day at a time
               4.   Banked day

          f. Vacation liability will not be reduced by employee selection of payment for unused vacation.

     11. Employees will not be permitted to work or attend meetings while off on vacation. Any exceptions must be approved by the Union President and Mill/Plant Manager.

SECTION ELEVEN: HOLIDAYS

A.   Recognized Holidays and Shutdown Periods

     The following are recognized 24-hour holidays. The intent of holidays is for employees to have a day off from work. The Corporation may operate, however, on a voluntary basis during the holidays noted, and employees who are needed for continuous operating services such as boiler house, water treatment plant, security, etc., may be required to work.

- --31--


            Holiday                             Operation Status
          -------------------                ---------------------------
          New Year's Eve Day                 Voluntary -- first 12 hours
          New Year's Day                     Down
          Easter Sunday*                     Voluntary
          Memorial Day                       Voluntary
          July 3 or 5                        Voluntary
          July 4                             Voluntary
          Labor Day                          Down
          Thanksgiving                       Voluntary
          2 Floating Holidays                Voluntary
          Christmas Eve Day                  Down
          Christmas Day                      Down
          Personal Holiday                   N/A


     When July 4, Christmas Day or New Year's Day fall on a Sunday, seven-day shift workers who would have worked on Sunday will recognize their holiday on Sunday. These employees will work on the next Monday on a scheduled basis and be paid double time. Seven-day swing shift workers on their day of rest will recognize the holiday on Sunday. All other employees will recognize the holiday on Monday.

     Personal holidays will be scheduled by teams by mill seniority within business units according to business needs and employee preferences. Any employees on the payroll as of January 1 are eligible for a personal holiday in that calendar year.

B.   Easter Sunday Holiday*

     Seven-day swing operations shall be shut down for a twenty-four (24) hour period on Easter Sunday, and those employees whose basic weekly work schedule would normally require the employee to work during this period shall be allowed eight (8) hours holiday pay at the employee's regular straight time rate, excluding night differential.

C.   Pay for Holidays Not Worked

     Employees will be paid eight hours for holidays at the employee's regular straight time day rate, excluding night

- --32--


     days off, paid vacation, or leave of absence coincide with Easter Sunday will not receive Easter Sunday holiday pay.

     Employees off due to personal illness or off-duty accident for less than 30 days prior to a holiday will receive holiday pay Employees off due to personal illness or off-duty accidents for more than 30 days prior to a holiday, and employees who are on inactive payroll status at the time of a holiday will not receive holiday pay. This will not be applicable to the personal holiday.

     Employees receiving worker's compensation will not receive holiday pay.

D.   Premium Pay for Work on Holidays

     Employees working on recognized holidays will be paid double time plus the holiday allowance for which they are eligible. Double time hours worked on a holiday (not to exceed eight hours) will be included in determining FLSA overtime premiums if the holiday falls on a regular scheduled workday for the employee.

     Employees working on recognized holidays may elect to bank their holiday pay. Banked holiday hours may be applied to receive a day off within one year of the worked holiday. Pay will be at the employee's straight time rate at the time of the holiday worked. Hours applied to the day off will be included in the FLSA computation for the week.

SECTION TWELVE: LEAVE OF ABSENCE

A.   Union Business

     Any employee selected by the union for an assignment necessitating their absence from work can be granted a leave from work without loss of seniority. Requests for leave of greater than one month will be made to the Mill or Plant Manager.

B.   Time Off for Personal Reasons

     Requests for personal leaves shall be classified as follows:

- --33--


     1. Off with Permission -- Unpaid absence for a period of seven (7) calendar days or less. Authorized by crew. Benefits are unaffected.

     2. Authorized Leave -- Unpaid absence for a period of more than seven (7) days, but less than three (3) months. Authorized by business unit manager. Benefits are unaffected.

     3. Certified Leave of Absence -- Unpaid absence for a period of more than three (3) months. Authorized by business unit manager. The time off is not counted in computing benefits for which continuous employment is a factor.

C.   Military Service and Leave

     The Corporation will abide by all state and federal laws, and joint union-management agreements concerning military service and leave.

SECTION THIRTEEN: LEARNING AND SKILL DEVELOPMENT

A.   Apprenticeship Program

     The Union and the Corporation agree to the need for selecting and training employees as tradespersons through a State-indentured Trades Apprenticeship training program. The Company further agrees that this program will be the primary vehicle for filling trades vacancies in the mill.

     To accomplish this objective, an apprenticeship advisory committee consisting of equal management and union representation will review future manpower needs, establish apprenticeship classes, develop curriculum to meet business requirements, and guide apprentices through the program.

     Applicants will be selected from among the bargaining unit employees.

- --34--


B.   Tuition Reimbursement

     When an employee presents evidence of having satisfactorily completed an educational course which will increase the employee's proficiency within the business unit and is approved by the Corporation prior to enrollment, they shall be reimbursed for one-half of the cost of tuition and supplies (books, forms, drawing instruments, tools, apparatus, etc.).

C.   Other

     From time to time, salaried employees may temporarily work with teams of hourly employees for training purposes. No hourly employee shall lose any seniority nor be deprived of any hours of work because of this program. These situations will be communicated to the appropriate union representatives.

     Opportunity for training will be offered by team seniority.

SECTION FOURTEEN: SUBLETTING MAINTENANCE, CONSTRUCTION, AND INSTALLATION WORK

The business unit maintenance manager/business unit manager will review the requirements for the project with appropriate maintenance support team(s) including union leadership in advance of making a decision to sublet work. Our intent is to effectively utilize our maintenance resources to accomplish our business objectives.

SECTION FIFTEEN: UNION RECOGNITION AND ADMINISTRATION

A.  Collective Bargaining Unit

     The Corporation recognizes the United Paperworker's International Union and their Neenah Local 482 as the sole collective bargaining agent representing all employees in the Corporation in the Lakeview/Badger-Globe Mill included in the certification of the National Labor Relations Board, dated April 19, 1944, and April 16, 1946, and including certain trades and warehouse employees located at Kimberly-Clark Corporation West Office building, and

                                                                          --35--


     employees in other warehouse facilities who have been included in the unit by mutual agreement of the parties, excluding guards as defined in the National Labor Relations Act as amended, in all matters pertaining to wages, hours of work, and working conditions.

     Crews will provide for union officers to attend union-management meetings.

B.   All Union Shop

     The Corporation reserves to itself the exclusive right to determine who and how many persons it will employ. Who and how many persons the Corporation will retain shall be determined in accordance with the provisions relating to seniority.

     As a condition of continued employment, all current and future employees must apply and become members of the signatory Union forty-five (45) calendar days after their respective dates of employment.

C.   Dues Collection

     The Corporation agrees to deduct the regular monthly Union dues from earned wages of those employees who individually authorize such deduction in writing on "Authorization Cards" mutually agreed upon by the Union and the Corporation, and send such to the Financial Secretary of Local 482 of the United Paperworker's International Union, AFL-CIO-CLC, within ten (10) days of the said deduction.

SECTION SIXTEEN: DURATION OF AGREEMENT

A.   Change or Modification of Agreement

     This agreement shall be in effect 6/1/95, and shall remain in effect until 5/31/2000 inclusive, and from year to year thereafter, unless terminated as outlined below.

     If either party shall desire to change any provision of this agreement, it shall give written notice of such desire to the other party at least sixty
     (60) days in advance of the anniversary date.

- --36--


     If the parties have not reached agreement on or before the anniversary date, all the provisions of the agreement shall remain in effect unless specifically terminated in accordance with the provisions as outlined below.

B.   Termination of Agreement

     At any time after the anniversary date, if no agreement on the questions at issue has been reached, either party may give written notice to the other party of intent to terminate the agreement in (not less than) six (6) days. All the provisions of the agreement shall remain in full force and effect until the time set forth has elapsed. During this period, attempts to reach an agreement shall be continued.

     If the parties have failed to resolve their differences before the time set forth has elapsed, all obligations under this agreement are automatically cancelled.

C.   Interruption of Work

     The United Paperworker's International Union, Local 482, at the Lakeview/Badger-Globe Mill, agrees that there will be no strikes during the term of this agreement.

     Any strike not expressly authorized by the Union in accordance with its International Constitution, Bylaws, Standing Rules and General Laws, shall be an unauthorized strike for which there shall be no financial liability on the part of the United Paperworker's International Union, its local Union, or officers.

     In the event of an unauthorized strike, the United Paperworker's International Union and the local Union will declare publicly that such action is unauthorized, will promptly order its members to return to work, and assist the Management to take such steps as may be deemed necessary to correct the situation.

     The Corporation agrees that there shall be no authorized lockout of employees. The Union, on behalf of itself and its members, agrees that the Corporation shall not be liable for any unauthorized lockout by representatives of the

                                                                          --37--


     Corporation, provided the Corporation, after receiving notice, promptly disavows such acts and terminates such lockout.

     The Corporation and the Union mutually agree that the existing collective bargaining agreement shall govern all relations between the parties unless such provision conflicts with existing or future federal or state statutes and regulations and Executive Orders, in which event such statutes, regulations, and orders shall control.

                                                                          --38--


SECTION SEVENTEEN: RATES OF PAY

Lakeview/Badger-Globe includes the following units:

                                  Maintenance
                                  -----------
                        6/1/95      6/1/96      6/1/97     6/1/98      6/1/99
                       -------     -------     -------    -------     -------

TRADESPERSON

Base Rate:             $ 17.94       18.48       19.03      19.60       20.29
Continuity Block:      $  0.56        0.58        0.60       0.62        0.64

APPRENTICE

First Year             $ 14.86       15.31       15.77      16.24       16.81
Second Year            $ 15.41       15.87       16.35      16.84       17.43
Third Year             $ 16.14       16.62       17.12      17.63       18.25
Fourth Year            $ 17.05       17.56       18.09      18.63       19.28

     Appentices will be eligible for maintenance continuity adjustment one year after all terms of Apprentice indentureship are satisfied and/or they are offically recognized as a tradesperson by Lakeview/Badger-Globe.

UTILITY

Blade/Sitter Grinder    $ 15.08       15.53       16.00      16.48       17.06
First Painter           $ 15.61       16.08       16.56      17.06       17.66

BOILERHOUSE

Boiler House Operator
First Year              $ 14.49       14.92       15.37      15.83       16.38
Second Year             $ 15.49       15.95       16.43      16.92       17.51
Third Year              $ 16.48       16.97       17.48      18.00       18.63
Final Year              $ 17.49       18.01       18.55      19.11       19.78

                                                                          --39--


                                  BADGER-GLOBE
                                  ------------

                                         Mastery
                                          period
Skill Blocks                             in months      6/1/95          6/1/96         6/1/97         6/1/98         6/1/99
- ------------                             ---------     -------          ------         ------         ------         ------
Entry Rate =                                            $13.44           13.84          14.26          14.69          15.20
Top achievable rate,
 per contract year =                                    $18.57           19.13           19.7          20.29          21.00
Manufacturing Team:
Adv. Beater Room                             6          $ 0.68            0.70           0.72           0.74           0.77
Basic Beater Room                            6          $ 0.68            0.70           0.72           0.74           0.77
No.3 TM                                      9          $ 1.04            1.07           1.10           1.13           1.17
No.4 TM                                      9          $ 1.04            1.07           1.10           1.13           1.17
QA/Mfg                                       1          $ 0.10            0.10           0.10           0.10           0.10
Basic Core                                   6          $ 0.68            0.70           0.72           0.74           0.77
Advanced Core
Manufact                                     7          $ 0.80            0.82           0.84           0.87           0.90
Shipping                                     2          $ 0.24            0.25           0.26           0.27           0.28
TAC                                          6          $ 0.69            0.71           0.73           0.75           0.78
Training Coordinator                         2          $ 0.24            0.25           0.26           0.27           0.28

Converting Team:
Entry Rate =                                            $13.44           13.84          14.26          14.69          15.20

Top achievable rate,
per contract year =                                     $16.86           17.37          17.89          18.43          19.80
Kimpak Operations/
QA                                           9          $ 1.02            1.05           1.08           1.11           1.15
Core Converting                              5          $ 0.58            0.60           0.62           0.64           0.66
Issue/Receiving                              3          $ 0.34            0.35           0.36           0.37           0.38
Truck Coordination                           4          $ 0.46            0.47           0.48           0.49           0.51
Janitor                                      1          $ 0.10            0.11           0.11           0.12           0.13
Team Coordinator                             4          $ 0.46            0.47           0.48           0.49           0.51
Team Administration                          2          $ 0.23            0.24           0.25           0.26           0.27
Training Coordinator                         2          $ 0.23            0.24           0.25           0.26           0.27


                                                                          --40--

                              --------------------
                                  UTILITY TEAM
                                  ------------

                        6/1/95      6/1/96      6/1/97     6/1/98      6/1/99
                       -------      ------      ------     ------      ------
Entry                  $ 13.44       13.84       14.26      14.69       15.20
1 month                $ 13.90       14.32       14.75      15.19       15.72
7 months               $ 14.58       15.02       15.47      15.93       16.49
13 months              $ 15.27       15.73       16.20      16.69       17.27
19 months              $ 15.95       16.43       16.92      17.43       18.04

                                      LVDC
                                      ----
                        6/1/95      6/1/96      6/1/97     6/1/98      6/1/99
                       -------      ------      ------     ------      ------
Level 1                $ 13.44       13.84       14.26      14.69       15.20
Level 2                $ 14.58       15.02       15.47      15.93       16.49
(12 months)
Level 3                $ 15.15        15.6       16.07      16.55       17.13
(6 months)
Level 4                $ 15.96       16.19       16.68      17.18       17.78
(6 months)
Level 5                $ 15.96       16.44       16.93      17.44       18.05
Level 6                $ 16.40       16.89       17.40      17.92       18.55

                             LV FACILITIES SERVICES
                             ----------------------
                        6/1/95      6/1/96      6/1/97     6/1/98      6/1/99
                       -------      ------      ------     ------      ------
Entry (1 year)         $ 13.44       13.84       14.26      14.69       15.20
Janitors (3 months)    $ 14.58       15.02       15.47      15.93       16.49
Security (3 months)    $ 15.15       15.60       16.07      16.55       17.13
Stores (9 months)      $ 15.84       16.32       16.81      17.31       17.92
Flex (10 months)       $ 15.96       16.44       16.93      17.44       18.05
Materials (5 Months)   $ 15.96       16.44       16.93      17.44       18.05
Planner (3 Months)     $ 16.40       16.89       17.40      17.92       18.55

                                                                          --41--


                                FACIAL COVERTING
                                ----------------

                              6/1/95    6/1/96    6/1/97   6/1/98    6/1/99
                             -------    ------    ------   ------    ------
Entry Rate                   $ 13.44     13.84     14.26    14.69     15.20
Increace each 6 months
for 30 months                $  0.38      0.39      0.41     0.42      0.43
Month 36 -- Crew             $ 15.73     16.20     16.69    17.19     17.79
Member
Crew Leader                  $ 16.68     17.18     17.70    18.23     18.87

                                TOWEL CONVERTING
                                ----------------
                       Mastery
                        period
Skill Blocks           in months   6/1/95    6/1/96   6/1/97    6/1/98   6/1/99
- ------------           ---------  -------    ------   ------    ------   ------
Entry Rate =                      $ 13.44     13.84    14.26     14.69    15.20
Top Achievable
Rate =                            $ 16.80     17.30    17.82     18.35    18.99
Core Machine              3        $ 0.34      0.35     0.36      0.37     0.38
#5 Winder                 7        $ 0.80      0.82     0.84      0.87     0.90
Ink Formulator            1        $ 0.10      0.10     0.10      0.10     0.10
#5 Wrappers               7        $ 0.82      0.84     0.87      0.90     0.93
Bundler                  1.5       $ 0.18      0.19     0.20      0.21     0.22
Stckwrapper              1.5       $ 0.19      0.20     0.21      0.22     0.23
Team Administrator        2        $ 0.24      0.25     0.26      0.27     0.28
Team Coordinator          4        $ 0.46      0.47     0.48      0.48     0.50
Training Administrator    2        $ 0.23      0.24     0.24      0.24     0.25

                              LAKEVIEW BEATER ROOM
                              --------------------

                              6/1/95    6/1/96    6/1/97   6/1/98    6/1/99
                             -------    ------    ------   ------    ------
Entry Rate                   $ 13.44     13.84     14.26    14.69     15.20
Increace each 6 months        $ 0.25      0.26      0.26     0.27      0.28
for 30 months
Increace after                $ 0.23      0.23      0.27     0.26      0.27
36 months
Increase each 6               $ 0.32      0.33      0.34     0.36      0.37
months for 24 months
Month 66 --                  $ 16.54     17.04     17.55    18.08     18.71
Crew Member

- --42--

                          ----------------------------

                                 6/1/95   6/1/96    6/1/97   6/1/98    6/1/99
                                -------  -------   -------  -------   -------
Back-up crew leader             $ 16.85    17.36     17.88    18.42     19.06
Crew Leader                     $ 17.80    18.33     18.88    19.45     20.13

                             LAKEVIEW MANUFACTURING
                             ----------------------

                                 6/1/95   6/1/96    6/1/97   6/1/98    6/1/99
                                -------  -------   -------  -------   -------
Entry rate                      $ 13.44    13.84     14.26    14.69     15.20
Increase each 6 months
for 30 months                    $ 0.43     0.45      0.46     0.47      0.49
Months 36-60                    $ 16.04    16.52     17.02    17.53     18.14
Increase each
 6 months                        $ 0.38     0.39      0.40     0.42      0.43
for 18 months
Month 84 -- Crew                $ 17.56    18.09     18.63    19.19     19.86
member
Back-up crew leader             $ 17.82    18.35     18.90    19.47     20.15
Crew Leader                     $ 18.57    19.13     19.70    20.29     21.00

                                    DIAPERS
                                    -------

Skills                           6/1/95   6/1/96    6/1/97   6/1/98    6/1/99
- ------                          -------  -------   -------  -------   -------
Entry Rate =                    $ 13.44    13.84     14.26    14.69     15.20
Operations Team:
Top achievable rate,            $ 17.20    17.72     18.25    18.80     19.46
per contract year =
Basic (13 months)                $ 1.48     1.53      1.57     1.62      1.68
Advance (11 months)              $ 1.26     1.30      1.34     1.38      1.43
Flex/machine spec.
(9 months)                       $ 1.02     1.05      1.08     1.11      1.15
Day Cleaner                     $ 14.11    14.53     14.97    15.42     15.96
Quality Team:
Top achievable rate,            $ 14.92    15.37     15.83    16.30     16.87
per contract year =
Basic Quality
(4 months)                       $ 0.46     0.48      0.49     0.50      0.52
Expert Quality
(9 months)                       $ 1.02     1.05      1.08     1.11      1.15

                                                                          --43--

                                 --------------

                             6/1/95   6/1/96    6/1/97    6/1/98    6/1/99
                             ------   ------    ------    ------    ------
Stores Team:
Top Achievable rate          $15.84    16.32     16.81     17.31     17.92
per contract year=
Utlilty/Chemical
(2months)                    $ 0.23     0.24      0.25      0.26      0.27
Customer Service
(4 months)                   $ 0.45     0.46      0.47      0.48      0.50
Receiving Services
(5 months)                   $ 0.58     0.60      0.61      0.62      0.64
Stores System
Specialist (2 months)        $ 0.23     0.24      0.25      0.26      0.27
Planning Director            $ 0.45     0.46      0.47      0.48      0.50
- --Stores
Team Administrator           $ 0.23     0.24      0.25      0.26      0.27
- --Stores
Training/Coordinator         $ 0.23     0.24      0.25      0.26      0.27
- --Stores

                                 FEMININE CARE
                                 -------------

                             6/1/95   6/1/96    6/1/97    6/1/98    6/1/99
                             ------   ------    ------    ------    ------
Entry                        $13.44    13.84     14.26     14.69     15.20

6 months                     $14.01    14.43     14.86     15.31     15.85

12 months                    $14.58    15.02     15.47     15.93     16.49

18 months                    $15.15    15.60     16.07     16.55     17.13

24 months                    $15.72    16.19     16.68     17.18     17.78

30 months                    $16.29    16.78     17.28     17.80     18.42

36 months                    $16.86    17.37     17.89     18.43     19.08

- --44--


                               KC-WEST WAREHOUSE
                               -----------------


                             6/1/95   6/1/96    6/1/97    6/1/98    6/1/99
                             ------   ------    ------    ------    ------
Entry                        $13.44    13.84     14.26     14.69     15.20

Utility (12 months)          $14.58    15.02     15.47     15.93     16.49

Flex                         $15.49    15.95     16.43     16.92     17.51

Shipping/Receiving           $15.49    15.95     16.43     16.92     17.51

Truck and Material
Handling                     $15.49    15.95     16.43     16.92     17.51

Stores                       $15.84    16.32     16.81     17.31     17.92

Hut                          $15.84    16.32     16.81     17.31     17.92

                                                                          --45--

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Neenah, Wisconsin this 19th day of June 1995.

FOR THE CORPORATION:

H.A. Lindeke /s/                             A.R. Coons /s/
- -------------------------------------        ----------------------------------


R.B. Reilly /s/                              K.R. Lett /s/
- -------------------------------------        ----------------------------------


J.A. Reker /s/                               B.L. Olejniczak /s/
- -------------------------------------        ----------------------------------


W.P Ward /s/
- ------------------------------------


FOR THE UNION:

                    UNITED PAPERWORKER'S INTERNATIONAL UNION,
                                   AFL-CIO-CLC

                            Wayne E. Glenn, President



Jon Geenen /s/                               Kelly L. Burr /s/
- -------------------------------------        ----------------------------------
International Representative                 Area Vice President,
                                             Local No. 482 (Witness)


Robert W. Ekdahl /s/                         Douglas M. Bethke /s/
- -------------------------------------        ----------------------------------
President, Local No. 482                     Area Vice President,
                                             Local No. 482 (Witness)


Kathleen M. Hamilton /s/                     Kevin P. Duffey /s/
- -------------------------------------        ----------------------------------
Executive Vice President,                    Area Vice President,
Local No. 482 (Witness)                      Local No. 482 (Witness)


Michael R. Heinritz /s/                      Kenneth J. Allcox /s/
- -------------------------------------        ----------------------------------
Secretary, Local No. 482                     Area Vice President,
(Witness)                                    Local No. 482 (Witness)


Leo J. Roth /s/                              Dean M. Hoks /s/
- -------------------------------------        ----------------------------------
Area Vice President,                         Area Vice President,
Local No. 482                                Local No. 482
(Witness)                                    (Witness)


Garry L. Turner /s/                          Karmen K. Jones /s/
- -------------------------------------        ----------------------------------
Area Vice President,                         Area Vice President,
Local No. 482                                Local No. 482
(Witness)                                    (Witness)